Exhibit 99.1

NEWS RELEASE

For Immediate Release:	For Further Information Contact:
June 13, 2006	Media: Bruce Steimle +1 832 513 1111 Analysts: Marty Spake +1 832 513 1245
RONALD A. BALLSCHMIEDE APPOINTED CFO OF CB&I
Big 4 Accounting Firm Veteran Has 30 Years of Experience
with Global Manufacturing and Construction Firms
THE WOODLANDS, Texas — June 13, 2006 — CB&I (NYSE: CBI) today announced the appointment of Ronald A. Ballschmiede as Executive Vice President and Chief Financial Officer. He will be based in the Company’s worldwide administrative office in The Woodlands and will report to Philip K. Asherman, President and CEO.
“I am pleased to welcome Ronald Ballschmiede to CB&I,” said Asherman. “Ron is a talented financial executive with extensive knowledge of both CB&I and our industry. I am confident that he will make an excellent addition to our senior leadership team as we continue to focus on exceeding our customers’ expectations and creating value for our shareholders.”
Ballschmiede, 50, has nearly 30 years of Big 4 accounting firm experience serving large, global companies in the manufacturing and construction industries. Prior to joining CB&I, he was with Deloitte & Touche LLP, joining the firm as a partner in 2002. Previously, he had been with Arthur Andersen since 1977, becoming a partner in 1989. While with Andersen, Ballschmiede was the lead client service partner for CB&I from 1989 to 2002. In addition, he led the audit practice for a number of major manufacturing and construction companies. He holds a B.S. in Accounting from Northern Illinois University and is a Certified Public Accountant.
CB&I executes on average more than 700 projects each year and is one of the world’s leading engineering, procurement and construction (EPC) companies, specializing in lump-sum turnkey projects for customers that produce, process, store and distribute the world’s natural resources. With more than 60 locations and approximately 10,000 employees throughout the world, CB&I capitalizes on its global expertise and local knowledge to safely and reliably deliver projects virtually anywhere. Information about CB&I is available at www.CBI.com.
# # #